UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38169	45-3864597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Pluckemin Way, Suite 103

Bedminster NJ 07921

(Address of principal executive offices, including zip code)

(212) 461-2315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	Tyme	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to that certain an Agreement and Plan of Merger (the “Merger Agreement”) by and among Tyme Technologies, Inc. (the “Company”), Syros Pharmaceuticals, Inc. (“Syros”) and Tack Acquisition Corp., a wholly owned subsidiary of Syros (“Merger Sub”), providing for the Merger of the Company with and into Merger Sub.

Cooperation Agreements

As previously described in the joint proxy statement/prospectus filed by the Company on August 9, 2022 (the “Joint Proxy/Prospectus”), the Merger Agreement provides for, among other things, the Company and Syros securing the cooperation and assistance of certain service providers of the Company or its subsidiary after closing of the Merger by entering into cooperation agreements in form and substance satisfactory to the Company and Syros (“Cooperation Agreements”).

In furtherance thereof, the Company has entered into Cooperation Agreements with certain of the Company’s service providers, including, on September 2, 2022, with named executive officers, Messrs. Biehl, Cunningham and Porfido.

Each service provider party to a Cooperation Agreement agreed to provide assistance to the Company during the 90-day period following closing of the Merger, regardless of whether such service provider remains an employee of the Company. In consideration for such assistance and as contemplated by the Merger Agreement, the Cooperation Agreements (1) extended the exercise period for each assumed Company option with an exercise price of less than $2.00 per share that such service provider holds as of immediately following closing of the Merger to the second anniversary of such service provider’s termination date, or, if earlier, until the earliest of (a) the second anniversary of the effective time, (b) the original expiration date of such option, and (c) any earlier termination or cashing out of options at Syros generally applicable to its option holders, and (2) provided that any severance obligations owed to any such service provider will be liquidated and paid in a lump sum upon a termination without cause following the Merger.

Second Amendment to Release Agreement

On September 2, 2022, the Company entered into a Second Amendment (the “Second Amendment”) to the Release Agreement, dated March 25, 2019, as amended (the “Release Agreement”) with Michael Demurjian, the Company’s former Chief Operating Officer. Pursuant to the Second Amendment, the remaining severance payments owed to Mr. Demurjian under the Release Agreement would be liquidated and paid in a lump sum after the closing of the Merger. Except as amended by the Second Amendment, the Release Agreement will continue by its terms. Should the Merger not close, the Second Amendment will not become effective and such severance payments would continue pursuant to the terms of the Release Agreement.

Similar to the liquidation of severance obligations under the Cooperation Agreements described above, the acceleration of severance payments for Mr. Demurjian is intended for the administrative convenience of the Company and Syros after the closing of the Merger, and to facilitate compliance with Section 409A of the Internal Revenue Code.

The foregoing descriptions of the form of Cooperation Agreement and Second Amendment to Release Agreement do not purport to be complete and are qualified in their entirety by reference to the form Cooperation Agreement and Second Amendment to Release Agreement attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Form of Cooperation Agreement, dated as of September 2, 2022, by and between Tyme Technologies, Inc. and each of its current executive officers.

10.2	Second Amendment to Release Agreement, dated as of September 2, 2022, by and between Tyme Technologies, Inc. and Michael Demurjian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Dated: September 6, 2022	By:	/s/ James Biehl
James Biehl, Chief Legal Officer